SCHEDULE 14A
                                 (RULE 14A-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

      PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement         [ ]   Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2))

[ ]   Definitive Proxy Statement
[X]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                  LODGIAN, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.

(1)   Title of each class of securities to which transaction applies:
                    Common Stock, par value $.01 per share
      --------------------------------------------------------------------------
(2)   Aggregate number of securities to which transaction applies:

      --------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      --------------------------------------------------------------------------
(4)   Proposed maximum aggregate value of transaction:

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(5)   Total fee paid:

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[ ]   Fee paid previously with preliminary materials:
[ ]   Check box if any part of the fee is offset as provided by Exchange Act
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      paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)   Amount Previously Paid:

      --------------------------------------------------------------------------
(2)   Form, Schedule or Registration Statement no.:

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(3)   Filing party:

      --------------------------------------------------------------------------
(4)   Date filed:

LODGIAN, INC.                                                           [LOGO]


AT LODGIAN, INC.                                     AT THE FINANCIAL RELATIONS BOARD / BSMG
Robert Cole               Thomas Eppich              Leslie Hunziker            Georganne Palffy
Chief Executive Officer   Chief Financial Officer    General Information        Analysts/Investors
rcole@lodgian.com         teppich@lodgian.com        lhunzike@frb.bsmg.com      gpalffy@frb.bsmg.com
(404) 365-3800            (404) 365-4469             (312) 640-6760             (312) 640-6768

PROXY SOLICITOR
D.F. King & Co., Inc.
800-769-6414.


FOR IMMEDIATE RELEASE
FRIDAY, OCTOBER 13, 2000

                LODGIAN SENDS LETTER TO SHAREHOLDERS OUTLINING
                        TERMS OF PROPOSED SALE; 8K FILED

                   NEW ANNUAL MEETING INFORMATION PROVIDED

ATLANTA--OCTOBER 13, 2000--LODGIAN, INC., (NYSE: LOD) reported today that it has sent a letter to its shareholders providing them with important information to consider relating to the proposal announced yesterday to sell Lodgian. As stated in the earlier announcement, the Company has postponed its annual shareholder meeting until Friday, October 20, 2000. The meeting will be held at 9:30 a.m., local time, at The Resource Forum, 3340 Peachtree Road, N.E., Atlanta, Georgia. The letter, from Chief Executive Officer Robert S. Cole and Chairman Joseph C. Calabro, clarifying the terms of sale proposal, is as follows:

Whitehall Street Real Estate Limited Partnership XIII and Whitehall Parallel Real Estate Limited Partnership XIII (collectively, "Whitehall") have made a proposal to the Lodgian board for a subsidiary of Whitehall to acquire all of the outstanding shares of the Company for a cash purchase price of $4.50 per share, subject to certain adjustments and Lodgian's right to terminate the transaction if adjustments would result in shareholders receiving less than $4.00 per share. The proposal from Whitehall is a result of the process of evaluating strategic alternatives that we announced earlier this year and resulted from extensive negotiations over the last several months. Whitehall is the most recent real estate investment fund sponsored by Goldman, Sachs & Co. The final terms of any transaction must be approved by the board and, thereafter, by our shareholders.

We have also granted Whitehall an exclusive period of 60 days to conduct confirmatory due diligence and negotiate definitive agreements for the transaction. If, at the end of the due diligence period, we have not entered into definitive agreements for the transaction, Lodgian's only obligation to Whitehall will be to reimburse Whitehall the expenses it incurred in evaluating and pursuing the transaction, up to a maximum of $3,500,000. PLEASE KEEP IN MIND THAT OUR EXCLUSIVITY AGREEMENT WITH WHITEHALL PERMITS US DURING THIS 60 DAY PERIOD TO CONSIDER UNSOLICITED OFFERS FROM THIRD PARTIES (INCLUDING THE YUNG GROUP) and to provide information to third parties in response to an offer or indication of interest if we determine that the third party's offer is more favorable to the Company's stockholders than the Whitehall proposal and is likely to be consummated and the third party executes a confidentiality and standstill agreement substantially similar to that executed by Whitehall. Further details about the Whitehall proposal and the exclusivity agreement are included in our Form 8-K filing with the Securities and Exchange Commission a copy of which is enclosed with this mailing.

As we have previously communicated to you, if Lodgian receives a fair and fully financed offer to acquire the Company, your board is committed to a sale of Lodgian. The proposal from Whitehall is consistent with this commitment and we will consider a transaction with any qualified party. HOWEVER, WE DO NOT BELIEVE THAT ELECTING MR. YUNG AND HIS NOMINEES TO YOUR BOARD WILL FACILITATE MAXIMIZATION OF SHAREHOLDER VALUE. We believe that electing the Yung group will only put Mr. Yung in a position to interfere with the process relating to the Whitehall proposal and will not help us to obtain the best possible price for Lodgian. We believe maximizing shareholder value can occur if the Yung group remains an unaffiliated third party and, if the Yung group wishes, becomes part of a competitive sale process. Therefore, we urge you to reject Mr. Yung's handpicked nominees!

WE BELIEVE YOUR BEST INTERESTS WILL BE SERVED BY ELECTING THE NOMINEES OF YOUR BOARD AND ALLOWING YOUR BOARD TO PURSUE THIS PROMISING TRANSACTION AND ANY OTHER POTENTIAL TRANSACTION. WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY. PLEASE DISCARD ANY GREEN PROXY CARD SENT TO YOU BY THE YUNG GROUP OR ITS AGENTS.

Thank you for your continued support.

ABOUT LODGIAN

Lodgian, Inc. owns or manages a portfolio of 117 hotels with approximately 21,700 rooms in 32 states and Canada. The hotels are primarily full service, providing food and beverage service, as well as meeting facilities. Substantially all of Lodgian's hotels are affiliated with nationally recognized hospitality brands such as Holiday Inn, Crowne Plaza, Marriott, Sheraton, Hilton, Doubletree and Westin.

Lodgian's common shares are listed on the New York Stock Exchange under the symbol "LOD". Lodgian is a component of both the Russell 2000(R) Index, representing small cap stocks, and the Russell 3000(R) Index, representing the broader market.

FORWARD-LOOKING STATEMENTS

Note: Statements in this press release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results. These risks include, among others, the termination of the letter of intent, competition within the lodging and contract service industries; the relationship between supply and demand for hotel rooms; the effects of economic conditions; issues associated with the ongoing integration of the former Servico, Inc. and Impac Hotel Group, LLC; the acquisition and renovation of existing hotels and the development of new hotels; operating risks; the cyclical nature of the lodging industry; risks associated with the dependence on franchisers of the Company's lodging properties; and the availability of capital to finance planned growth, as described in the Company's filings with the Securities and Exchange Commission.

    FOR MORE INFORMATION ON LODGIAN TOLL-FREE VIA FAX, DIAL 1-800-PRO-INFO
                              (1-800-776-4636),
   FOLLOW THE VOICE MENU PROMPTS AND ENTER THE COMPANY TICKER LOD (OR 563) OR
       VISIT THE LODGIAN PAGE ON THE FRB WEB SITE AT WWW.FRBINC.COM

                        VISIT LODGIAN AT WWW.LODGIAN.COM

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